Exhibit 99.1

Corbus Pharmaceuticals Strengthens Balance Sheet with up to $121 Million in New Capital

●	Aggregate of $71 million of ATM proceeds executed at weighted average price of $7.70 per share
●	Received $20 million first tranche from $50 million debt facility with K2 HealthVentures
●	Cash on hand of $101 million expected to fund operations into third quarter of 2021
●	Provides strategic flexibility post Phase 3 systemic sclerosis topline data readout later this summer

Norwood, MA, July 29, 2020— Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical-stage drug development company pioneering transformative medicines that target the endocannabinoid system, today announced it has received an aggregate of $71 million in gross proceeds from its at-the-market (ATM) offering coupled with the execution of a $50 million debt financing facility with K2 HealthVentures (“K2HV”), a healthcare-focused specialty finance company.

Pursuant to the previously disclosed $75 million ATM facility, Corbus has sold 9,167,080 shares at a weighted average price of $7.70 per share.

Jefferies, LLC is serving as sales agent for the ATM offering.

On July 28, 2020, Corbus entered a debt financing facility with K2HV pursuant to which K2HV agreed to provide up to $50 million to Corbus. Corbus received the first $20 million tranche upon signing the debt financing agreement and has the option to draw $20 million from the second tranche and $10 million from the third tranche, in each case upon achievement of certain regulatory and developmental milestones. K2HV is an alternative investment firm that partners with innovative life sciences and healthcare companies whose success will positively impact and improve outcomes for patients.

“Our partnership with K2 HealthVentures combined with the proceeds from our ATM transaction strengthens Corbus’ balance sheet, providing us with a meaningful cash runway and increasing our ability to have strategic flexibility post data,” commented Yuval Cohen, Ph.D., Chief Executive Officer of Corbus.

Morgan Stanley & Co. LLC acted as sole placement agent for the debt financing.

The Company expects its cash and cash equivalents on hand of $101 million at July 28, 2020 to fund operations into the third quarter of 2021.

The shares of common stock described above were sold by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-237588), filed with the Securities and Exchange Commission on April 7, 2020, which included a prospectus relating to the ATM .. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com. Electronic copies of the prospectus are also available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of such shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a Phase 3 clinical-stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat inflammatory and fibrotic diseases by leveraging its pipeline of rationally designed, endocannabinoid system-targeting drug candidates. The Company’s lead product candidate, lenabasum, is a novel, oral, selective cannabinoid receptor type 2 (CB2) agonist rationally designed to resolve chronic inflammation and fibrotic processes. Lenabasum is currently being evaluated in systemic sclerosis, cystic fibrosis, dermatomyositis and systemic lupus erythematosus.

Corbus is also developing a pipeline of drug candidates targeting the endocannabinoid system. The pipeline includes CRB-4001, a 2nd generation, selective cannabinoid receptor type 1 (CB1) inverse agonist designed to be peripherally restricted. Potential indications for CRB-4001 include nonalcoholic steatohepatitis (NASH), among others. Corbus expects data from its Phase 1 safety study in 2020.

Lenabasum is not approved for the treatment of systemic sclerosis, dermatomyositis, cystic fibrosis or systemic lupus erythematosus. CRB-4001 is not approved for the treatment of NASH/NAFLD. For more information on Corbus’ clinical programs, please visit here.

Please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, and Facebook.

About K2 HealthVentures

K2 HealthVentures is an alternative investment firm focused on providing flexible, long-term financing solutions to innovative private and public companies in the life sciences and healthcare industries. The investment team comprises collaborative, experienced professionals with diverse backgrounds in finance and operations, as well as deep domain knowledge across various healthcare sectors. A uniquely flexible, permanent capital structure enables the firm to provide creative, adaptive financing solutions and meet the evolving capital needs of its portfolio companies as they grow. K2HV is driven by dual goals of Profit and Purpose – aiming to fuel the growth of innovative companies that will ultimately improve the lives of patients and giving a percentage of investment profits back to underserved areas in healthcare. www.k2hv.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, including the potential impact of the recent COVID-19 pandemic and the potential impact of sustained social distancing efforts, on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corbus Pharmaceuticals Contacts:

Ted Jenkins, Senior Director, Investor Relations and Corporate Communications
Phone: +1 (617) 415-7745

Email: ir@corbuspharma.com

Lindsey Smith, Director, Investor Relations and Corporate Communications

Phone: +1 (617) 415-7749

Email: mediainfo@corbuspharma.com

Christina Tartaglia

Stern Investor Relations

Phone: +1 (212) 362-1200

Email: christina.tartaglia@sternir.com

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